EXHIBIT 21.1

                   SUBSIDIARIES OF Iwerks Entertainment, Inc.



       Cinetropolis, Inc., a California corporation

       Iwerks Touring Technologies, Inc. (previously Portable Turbo Tour, Inc.), a California corporation

       Iwerks Attractions & Technologies, Inc. (previously Iwerks Entertainment,
              Inc.), a California corporation

       Omni Films International, Inc., a Delaware corporation

       OFI Technology, Inc., a Florida corporation

       Discovery Theaters San Francisco Corp., a California corporation

       Cinetropolis Management, Inc., a California corporation

       Iwerks Projectors Marketing, Inc., a California corporation

       Iwerks Linear Loop Projectors, Inc., a California corporation

       Iwerks Production Company, a California corporation

       Iwerks Story Development Company, a California corporation